Exhibit 5.1

November 14, 2005

Biosite Incorporated

9975 Summers Ridge Road

San Diego, California 92121

You have requested our opinion with respect to certain matters in connection with the filing by Biosite Incorporated (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the offering of an aggregate of up to 1,400,000 shares of the Company’s Common Stock (the “Shares”), consisting of 700,000 shares issuable pursuant to the Amended and Restated 1996 Stock Incentive Plan of Biosite Incorporated (the “1996 Plan”), 400,000 shares issuable pursuant to the Amended and Restated Biosite Incorporated 2002 Nonqualified Stock Incentive Plan (the “2002 Plan”) and 300,000 shares issuable pursuant to the Biosite Incorporated Amended and Restated Employee Stock Purchase Plan (the “ESPP”) (the 1996 Plan, the 2002 Plan and the ESPP being sometimes collectively referred to herein as the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that 300,000 of the Shares will become available for future issuance under the ESPP pursuant to the automatic adjustment provision contained in Section XII(A) of the ESPP.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:	/s/ Frederick T. Muto
Frederick T. Muto